                                                                      EXHIBIT 99

IKONICS
CORPORATION
4832 Grand Ave. - Duluth, MN 55807            NEWS RELEASE
PH: 218-628-2217 - FAX: 218-628-3245
www.ikonics.com - info@ikonics.com



NEWS CONTACT: Bill Ulland                                  FOR IMMEDIATE RELEASE
              Chairman, President & CEO                    February 16, 2006
              (218) 628-2217

IKONICS POSTS 20% INCREASE IN EARNINGS ON RECORD 2005 SALES

DULUTH, MN - IKONICS Corporation, a Duluth based imaging technology company, announced today record sales and earnings for 2005. Sales were $13,971,000, a 2% increase over 2004. Earnings increased 20% to $908,000, or $0.46 per diluted share.

Said Bill Ulland, IKONICS CEO, "I am pleased to report that we recovered from a weak first quarter to post record sales and earnings for 2005. Earnings improved due to increased sales and reduced expenses. Sales failed to meet expectations, in part because of delays in bringing our IKONMetal(TM) product to market. This unique, etchable metal matrix composite has now been reengineered to increase performance and reduce cost."

"The new metal was introduced successfully at a recent trade show for FastSign(R) franchisees and resulted in IKONSign Etch being given vendor status to the 466 worldwide FastSign franchises," said Ulland.

"Also in 2005, we entered into a joint development project with inkjet technology company iTi to create a unique inkjet system. We have filed a patent application on the technology," Ulland said. "We believe this project has very significant sales and profit potential; but success is far from assured and any revenue is unlikely before 2007. We continue to investigate new markets for our imaging technologies and anticipate sales from these efforts in 2006."






This press release contains forward-looking statements regarding sales, net earnings, and new products that involve risks and uncertainties. The Company's actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the Company's Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.

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                               IKONICS CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS
     For the Three Months and Twelve Months Ended December 31, 2005 and 2004

                                               THREE MONTHS ENDED        TWELVE MONTHS ENDED
                                            -----------------------   -------------------------
                                             12/31/05     12/31/04      12/31/05      12/31/04
                                            ----------   ----------   -----------   -----------
Net sales                                   $3,438,442   $3,292,101   $13,971,217   $13,682,449
Costs and expenses net of interest income    3,012,583    3,130,350    12,715,048    12,651,098
                                            ----------   ----------   -----------   -----------
Income before income taxes                     425,859      161,751     1,256,169     1,031,351
Federal and State income taxes                 104,071       43,706       348,000       273,000
                                            ----------   ----------   -----------   -----------
Net income                                  $  321,788   $  118,045   $   908,169   $   758,351
                                            ==========   ==========   ===========   ===========
Earnings per common share-diluted           $      .16   $      .06   $       .46   $       .38
                                            ==========   ==========   ===========   ===========
Average shares outstanding-diluted           2,001,988    2,008,226     1,986,885     1,982,814

                            CONDENSED BALANCE SHEETS
                  As of December 31, 2005 and December 31, 2004

                                        12/31/05     12/31/04
                                       ----------   ----------
ASSETS
Current assets                         $7,728,358   $6,906,349
Property, plant and equipment, net        951,565    1,028,830
Intangible assets                         279,086      292,349
Deferred income taxes                      61,000       65,000
Investment in non-marketable
   equity securities                      450,790      197,460
                                       ----------   ----------
                                       $9,470,799   $8,489,988
                                       ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                    $  992,294   $1,075,772
Long term debt                                  0            0
Stockholders' equity                    8,478,505    7,414,216
                                       ----------   ----------
                                       $9,470,799   $8,489,988
                                       ==========   ==========

                        CONDENSED STATEMENTS OF CASH FLOW
               For Twelve Months Ended December 31, 2005 and 2004

                                                  12/31/05     12/31/04
                                                 ----------   ----------
Cash flows provided by operating activities      $  980,047   $1,261,855
Cash flows used in investing activities            (422,562)    (255,125)
Cash flows provided by financing activities         117,127      222,936
                                                 ----------   ----------
Net increase in cash and cash equivalents           674,612    1,229,666
Cash and cash equivalents at beginning of year    2,737,460    1,507,794
                                                 ----------   ----------
Cash and cash equivalents at end of year         $3,412,072   $2,737,460
                                                 ==========   ==========